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                          AGREEMENT AND PLAN OF MERGER
                                       OF
                      ICHARGEIT, INC., A TEXAS CORPORATION
                                       AND
                     ICHARGEIT, INC., A DELAWARE CORPORATION

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of November 11, 1999, is made and entered into by and between iChargeit, Inc., a Texas corporation ("iChargeit-Texas"), and iChargeit, Inc., a Delaware corporation ("iChargeit-Delaware"), which corporations are sometimes referred to herein as the "Constituent Corporations."

                              W I T N E S S E T H:

         WHEREAS, iChargeit-Texas is a corporation organized and existing under the laws of the State of Texas and had an authorized capital of 55,000,000 shares, 50,000,000 of which are designated "Common Stock," $.001 par value, and 5,000,000 of which are designated "Preferred Stock," $1.00 par value. As of October 20, 1999, 7,861,405 shares of Common Stock were issued and outstanding. No shares of Preferred Stock were outstanding. iChargeit-Texas originally was incorporated as Para-Link, Inc. on January 22, 1997; and

         WHEREAS, iChargeit-Delaware is a wholly-owned subsidiary corporation of iChargeit-Texas, having been incorporated on November 5, 1999; and

         WHEREAS, the respective Boards of Directors of iChargeit-Texas and iChargeit-Delaware have determined that it is in the best interests of iChargeit-Texas and its shareholders that iChargeit-Texas merge with and into iChargeit-Delaware (the "Merger"); and

         WHEREAS, the respective Boards of the Constituent Corporations have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders; and

         WHEREAS, the parties intend by this Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that iChargeit-Texas shall be merged into iChargeit-Delaware upon the terms and conditions set forth.

                                    ARTICLE I

                                     MERGER

         On the effective date of the Merger (the "Effective Date") as provided herein, iChargeit-Texas shall be merged into iChargeit-Delaware, the separate existence of iChargeit-Texas shall cease and iChargeit-Delaware (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name of iChargeit, Inc. by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware will be 1013 Centre Road, Wilmington, Delaware 19801.

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                                   ARTICLE II

                    CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         2.1. CERTIFICATE OF INCORPORATION. The name of the Surviving Corporation shall be "iChargeit, Inc." The Certificate of Incorporation of the Surviving Corporation as in effect on the date hereof shall be the Certificate of Incorporation of iChargeit-Delaware (the "Delaware Charter") without change unless and until amended in accordance with Article VI of this Agreement or otherwise amended in accordance with applicable law.

         2.2. BYLAWS. The Bylaws of the Surviving Corporation as in effect on the date hereof shall be the Bylaws of iChargeit-Delaware (the "Delaware Bylaws") without change unless and until amended in accordance with applicable law.

         2.3. OFFICERS AND DIRECTORS. Upon the Effective Date, the officers and directors of iChargeit-Texas shall become the officers and directors of iChargeit-Delaware, and such persons shall hold office in accordance with the Delaware Bylaws until their respective successors shall have been appointed or elected.

         If upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the Delaware Bylaws.

                                   ARTICLE III

              EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

         3.1. CONVERSION OF SHARES. On the Effective Date, each outstanding share of common stock of iChargeit-Texas, par value $.001 per share (the "Common Stock"), other than the shares, if any, for which appraisal rights shall be perfected under Articles 5.12 and 5.13 of the Texas Business Corporation Act ("TBCA"), shall be converted into and exchanged for one share of iChargeit-Delaware common stock, par value $.001 per share (the "Delaware Common Stock"), and each outstanding share of Delaware Common Stock held by iChargeit-Texas shall be retired and canceled. The shares of Delaware Common Stock shall be identical to the shares of Common Stock in all other aspects.

         3.2. OPTIONS. All options and rights to acquire the Common Stock under iChargeit 1999 Stock Incentive Plan, and under all other outstanding options, warrants or rights outstanding on the Effective Date automatically will be converted into equivalent options and rights to purchase the same number of shares of Delaware Common Stock. A number of shares of the Surviving Corporation's Common Stock shall be reserved for issuance upon the exercise of options, equal to the number of shares of iChargeit-Texas Common Stock so reserved immediately before the Effective Date of the Merger.

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         3.3. EXCHANGE OF CERTIFICATES. After the Effective Date, certificates representing shares of the Common Stock will represent shares of Delaware Common Stock and upon surrender of the same to the transfer agent for iChargeit-Delaware, the holder thereof shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Delaware Common Stock into which such shares of Common Stock shall have been converted pursuant to Article 3.1 of this Agreement.

         Until Certificates representing shares of iChargeit-Texas are surrendered for transfer or conversion, the registered owner of the Common Stock of the Surviving Corporation represented by such Certificate on the books and records of the Surviving Corporation shall have voting and other rights with respect to and to receive dividends and other distributions upon the Shares of Common Stock of the Surviving Corporation represented by such Certificates as provided above.

         Each certificate representing Common Stock of the Surviving Corporation so issued in the merger shall bear the same legends, if any, with respect to restrictions on transferability as the certificates of iChargeit-Texas so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving corporation in compliance with applicable laws.

         If any certificate for shares of iChargeit-Delaware stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that such transfer otherwise be proper.

                                   ARTICLE IV

                         CORPORATE EXISTENCE, POWERS AND
                    LIABILITIES OF THE SURVIVING CORPORATION

         4.1. TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date, the separate existence of iChargeit-Texas shall cease. iChargeit-Texas shall be merged with and into iChargeit-Delaware, the Surviving Corporation, in accordance with the provisions of this Agreement. Thereafter, iChargeit-Delaware shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature of each of the Constituent Corporations, and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; all singular rights, privileges, powers and franchises of iChargeit-Texas and iChargeit-Delaware, and all property, real, personal and mixed and all debts due to each of them on whatever account, shall be transferred to and vested in iChargeit-Delaware; and all property, rights, privileges, powers and franchises, and all and every other interest of each of the Constituent Corporations shall be thereafter as effectively the property of iChargeit-Delaware, the Surviving Corporation, as they were of each of the Constituent Corporations, and the title to any real estate, whether by deed or otherwise, vested in iChargeit-Texas and iChargeit-Delaware, or either of them, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon the property of each of the Constituent Corporations, shall be preserved unimpaired, and all debts, liabilities and duties of iChargeit-Texas, shall thenceforth attach to iChargeit-Delaware, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

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         4.2. FURTHER ASSURANCES. iChargeit-Texas agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of iChargeit-Texas and otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE V

                                DISSENTING SHARES

         Holders of shares of Common Stock who have complied with all requirements for perfecting their rights of appraisal set forth in Articles 5.12 and 5.13 of the TBCA shall be entitled to their rights under Texas law.

                                   ARTICLE VI

                    APPROVAL BY SHAREHOLDERS, EFFECTIVE DATE,
                   CONDUCT OF BUSINESS PRIOR TO EFFECTIVE DATE

         6.1. APPROVAL. As soon as practicable after the approval of this Agreement by the requisite number of shareholders of iChargeit-Texas, the respective Boards of Directors of iChargeit-Texas and iChargeit-Delaware will cause their duly authorized officers to make and execute Articles of Merger and a Certificate of Ownership and Merger or other applicable certificates or documentation effecting this Agreement and shall cause the same to be filed with the Secretaries of State of Texas and Delaware, respectively, in accordance with the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), the Effective Date shall be the date on which the Merger becomes effective under the DGCL.

         6.2. AMENDMENT. The Boards of Directors of iChargeit-Texas and iChargeit-Delaware may amend this Agreement and the Delaware Charter at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of iChargeit-Texas may not (i) change the assessment or type of shares to be received in exchange for or on conversion of the shares of the Common Stock; or (ii) change any term of the terms and conditions of this Agreement if such change would adversely affect the holders of the Common Stock.

                                  ARTICLE VII

                              TERMINATION OF MERGER

         This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of iChargeit-Texas and iChargeit-Delaware. In the event this Agreement is terminated, it shall become wholly void and of no effect and no liability on the part of either Constituent Corporation, its Board or stockholders shall arise by virtue of such termination.

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                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, insofar as applicable, the Merger provisions of the Texas Business Corporation Act.

         8.2. EXPENSES. If the Merger becomes effective, the Surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, iChargeit-Texas shall pay all expenses incurred in connection with all the proceedings taken in respect of this Merger Agreement or relating thereto.

         8.3. AGREEMENT. An executed copy of this Merger Agreement will be on file at the principal place of business of the Surviving Corporation at 2184 West 10th Street, Torrance, California, 90504, and, upon request and without cost, a copy thereof will be furnished to any shareholder.

         8.4. COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.






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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Presidents and Secretaries, all as of the day and year first above written.

ATTEST:                                  iChargeit, INC.,
                                         a Texas corporation


/s/ Jesse Cohen                          By: /s/ Jesse Cohen
---------------------------------           ---------------------------
Jesse Cohen, Secretary                      Jesse Cohen, President

ATTEST:                                  iChargeit, INC.,
                                         a Delaware corporation


/s/ Jesse Cohen                          By: /s/ Jesse Cohen
---------------------------------           ------------------------------------
Jesse Cohen, Secretary                      Jesse Cohen, Chief Executive Officer















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